UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 27, 2006
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

46000 Center Oak Plaza
Sterling, Virginia		20166
(Address of principal executive offices)		(Zip Code)
(571) 434-5400
(Registrant’s telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 27, 2006, NeuStar, Inc. (“Parent”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B&T Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Followap, Inc., a Delaware corporation (the “Company”), and Carmel V.C. Ltd. and Sequoia Seed Capital II L.P. (Israel) as the Holder Representatives (the “Holder Representatives”).
The Merger Agreement contains customary representations, warranties and covenants, including the representation that the Company is not a telecom service provider. The consummation of the merger is subject to customary conditions, including (i) approval of the Merger Agreement by the stockholders of the Company and (ii) no material adverse effect of the Company shall have occurred. If the conditions in the Merger Agreement are met and the parties proceed to closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Merger”), wholly-owned by Parent.
Promptly after the closing of the Merger, the equityholders of the Company (including holders of its preferred stock, common stock, warrants and options) will receive aggregate cash consideration of $139,000,000, less Company transaction expenses. The merger consideration payable to the holders of options to purchase Company common stock that have not vested as of the closing of the Merger will be deposited into an escrow fund for the benefit of option holders. These funds will be paid to the holders of such options over time as their options would have vested if they had not been canceled in the Merger. In addition, $13,800,000 of the merger consideration payable to the equityholders of the Company will be deposited in a separate indemnity escrow fund at closing and will be available to satisfy Parent’s indemnification claims for breaches of the Merger Agreement. An additional $250,000 of the merger consideration payable to the equityholders of the Company will be deposited into a separate reserve escrow fund and used for the reimbursement of certain costs and expenses of the Holder Representatives. The funds in the indemnity and reserve escrow funds will remain in escrow for a one-year period (unless claims are pending at such time), after which remaining proceeds will be distributed to the equityholders of the Company.
The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1, and which is incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 27, 2006, after receiving approval of the stockholders of the Company entitled to vote on the Merger, Parent, Merger Sub and the Company completed the Merger pursuant to the Merger Agreement. Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.
The Company is a leading provider and an innovator of Presence, Instant Messaging and Interconnect solutions to the telecommunications industry. The Company’s customer base consists of 17 network operators, with a combined user base of over 160 million subscribers.
As a result of the Merger, the equityholders of the Company will receive the merger consideration described in Item 1.01 above.

Item 7.01 Regulation FD Disclosure.
On November 27, 2006, Neustar, Inc. issued a press release announcing the execution of the Merger Agreement and the closing of the Merger. As set forth in this press release, Parent will conduct an investor conference call to discuss the Merger on November 27, 2006. A replay of this call will be available to all those who cannot listen to the live broadcast. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The financial statements required by this item are not being filed herewith. To the extent information is required by this item, it will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information.
The pro forma financial information required by this item is not being filed herewith. To the extent such information is required by this item, it will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(c) Exhibits.
The following materials are attached as exhibits to this Current Report on Form 8-K.

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of November 27, 2006, by and among Neustar, Inc., Followap, Inc., B&T Merger Sub, Inc. and Carmel V.C. Ltd. and Sequoia Seed Capital II L.P. (Israel), as Holder Representatives.

99.1	Press Release of Neustar, Inc., dated November 27, 2006.
Certain statements in this filing (including the exhibits) may contain forward-looking statements regarding Neustar, Inc. and Followap Inc. after the completion of the transactions that are intended to be covered by the safe harbor for “forward-looking” statements provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the business combination transaction involving Neustar and Followap Inc., including future financial and operating results and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Neustar’s and Followap Inc.’s management and are subject to certain risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 27, 2006	NEUSTAR, INC.

	By:	/s/ Jeffrey E. Ganek

Name: Jeffrey E. Ganek
Title: Chairman of the Board of
Directors and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of November 27, 2006, by and among Neustar, Inc., Followap, Inc., B&T Merger Sub, Inc. and Carmel V.C. Ltd. and Sequoia Seed Capital II L.P. (Israel), as Holder Representatives.

99.1	Press Release of NeuStar, Inc., dated November 27, 2006.